FOR IMMEDIATE RELEASE

[UTEK LOGO]
Contact:	Brenda Uhlenhopp
UTEK Corporation
813-754-4330
buhlenhopp@utekcorp.com

UTEK ANNOUNCES DELAY IN FILING QUARTERLY REPORT

PLANT CITY, FL—(BUSINESS WIRE) — May 27, 2003 — UTEK Corporation (“UTEK” or the “Company”) (AMEX: UTK) announced today that it has not yet filed its Form 10-Q for the first quarter ended March 31, 2003. On May 16, 2003, pursuant to Rule 12b-25, the Company had filed with the Securities and Exchange Commission a notification of late filing.

In this filing, the Company explained that due to its status as a business development company, the Company records its investments at fair value as determined in good faith by its board of directors. Many of the investments are stocks of thinly traded public companies, where information is difficult to obtain, and hence the valuation is difficult. The Company had noted its belief that one of its investments, Stealth MediaLabs, Inc., has substantially declined in value and that this decline is believed to be approximately $3.5 million. The Company believes its net asset value has declined to approximately $3.5 million or $0.90 per share as of March 31, 2003, however, this is continuing to be reviewed.

The filing of the first quarter Form 10-Q is being delayed to provide additional time for the Company and its auditors to complete their review of the Company’s financial statements.

The Company intends to file its first quarter Form 10-Q as soon as the review is complete, which is expected by June 6th, 2003.

About UTEK Corporation

UTEK® is an innovative technology transfer company dedicated to building bridges between university-developed technologies and commercial organizations. UTEK, along with its TechEx on-line and PAX European divisions, identifies and transfers new technologies from universities and research centers to the marketplace. UTEK is a business development company providing research-outsourcing services to commercial enterprises and technology-transfer services to research institutions.

The Company’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, the degree to which we encounter competition in our markets, the volatility of the stock market and the volatility of the valuations of the companies we have invested in as it relates to our realized and unrealized gains and losses, as well as other general economic conditions. As a result of these factors, current results may not be indicative of the Company’s future performance. For more information, please refer to Company filings with the Securities and Exchange Commission.

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “intends,” “believes,” “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.